        THIS FIRST SUPPLEMENTAL INDENTURE made as of the 28th day of October, 2016.

BETWEEN:

POLYMET MINING CORP, a corporation existing under the laws of British Columbia
(the “Corporation”),

OF THE FIRST PART

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada
(the “Warrant Agent”)

OF THE SECOND PART

WHEREAS:

A.	the Corporation entered into a warrant indenture (the “Warrant Indenture”) with the Warrant Agent dated October 18, 2016;

B.	except as otherwise provided for herein, all defined terms and expressions used in this First Supplemental Indenture shall have the meanings ascribed to them in the Warrant Indenture;

C.

the Warrant Indenture currently provides for the issuance of up to 12,981,581 Warrants, each full Warrant entitling the holder to acquire one Common Share upon payment of the Exercise Price, subject to adjustment;

D.	the Corporation wishes to amend the Warrant Indenture to increase the number of Warrants which may be issued thereunder by an additional 7,055,626 Warrants;

E.	the Corporation and the Warrant Agent are specifically empowered by Section 8.1(a) of the Warrant Indenture to provide for the issuance of additional Warrants thereunder;

NOW THEREFORE, this First Supplemental Indenture witnesseth and it is hereby agreed and declared as follows:

1.         Amendments

The Warrant Indenture is hereby amended as set forth below.

(a)	The first and second recitals are deleted in their entirety and replaced with the following:

“WHEREAS the Corporation proposes to complete a private placement (the “Offering”) pursuant to which it will issue up to 40,074,418 Units (as defined herein), with each Unit consisting of one Common Share (as defined herein) and one-half (½) of one Warrant (as defined herein);

AND WHEREAS pursuant to the Offering, the Corporation proposes to issue up to a total of 20,037,207 Warrants comprising part of the Units;“The Corporation is proposing to issue Warrants (as defined herein) in the manner herein set forth.”

(b)	The definition of “Adjustment Date” in Section 1.1 shall be deleted and replaced by “means the period from the Issue Date up to and including the Expiry Time”.

(c)	The definition of “Expiry Date” in Section 1.1 shall be deleted and replaced by “the date that is 60 months following the date of issuance of the applicable Warrants”.

(d)	The definition of “Issue Date” in Section 1.1 shall be deleted and replaced by “the date of issuance of the applicable Warrants”.

(e)	The first sentence of Section 2.1 is deleted in its entirety and replaced by the following:

“A maximum of 20,037,207 Warrants (subject to adjustment as herein provided) are hereby created and authorized to be issued in accordance with the terms and conditions hereof. ”.

(f)	The first legend referenced in each of the subsections 2.9(1)(a), 2.9(2) and 2.9(4) is deleted in its entirety and replaced by the following:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [insert the date is four months plus one day from the applicable Issue Date].”.

(g)	The form of Warrant in Schedule “A” shall be amended by deleting the first two legends on the top of the form of Warrant in their entirety and replacing them with the following:

“THE WARRANTS EVIDENCED HEREBY ARE EXERCISABLE DURING THE PERIOD BEGINNING ON APRIL 28, 2016 AND ENDING AT OR BEFORE 5:00 P.M. (TORONTO TIME) ON OCTOBER 28, 2021, AFTER WHICH TIME THE WARRANTS EVIDENCED HEREBY SHALL BE NULL AND VOID AND OF NO FURTHER FORCE AND EFFECT.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [insert the date is four months plus one day from the applicable Issue Date]”.

(h)

The form of Warrant in Schedule “A” shall be further amended by deleting the reference in the first paragraph of the form of Warrant to “October 18, 2021 (the “Expiry Date”)” and replacing it with “October 28, 2021 (the “Expiry Date”)”.

2.	Further Steps

The Corporation and the Warrant Agent are hereby authorized and directed to take all steps as are necessary to give effect to the amendments as set forth in this First Supplemental Indenture.

3.	Incorporation into Warrant Indenture

In all other respects this First Supplemental Indenture to the Warrant Indenture shall be subject to all the terms and conditions of the Warrant Indenture and shall be read and construed as if forming a part thereof.

4.	Ratification

The Warrant Indenture, as amended by this First Supplemental Indenture, is in all respects ratified and confirmed.

5.	Governing Law

This First Supplemental Indenture shall be construed in accordance with the laws of the Province of Ontario and shall be treated in all respects as an Ontario contract. The parties hereby submit and attorn to the jurisdiction of the courts of Ontario for all matters related to this First Supplemental Indenture.

6.	Counterparts

This First Supplemental Indenture may be executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution they shall be deemed to be dated as of the date hereof.

IN WITNESS WHEREOF the parties have executed this First Supplemental Indenture as of the date first above written.

POLYMET MINING CORP.

Per:	/s/DouglasNewby
Name: Douglas Newby
Title: Chief Financial Officer

COMPUTERSHARE TRUST COMPANY OF CANADA

Per:	/s/ Jill Dunn
/s/ Jennifer Lesley Wong
Name:Jill Dunn
Title: Corporate Trust Officer

Name:Jennfier Lesley Wong
Title: Associate Trust Officer